Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Posts Solid Results Despite Challenging Quarter

Ankeny, IA, September 10, 2012—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $1.01 for the first quarter of fiscal 2013 ended July 31, 2012, compared to $1.03 for the same quarter a year ago. “This quarter we completed 26 major remodels, added pizza delivery to 50 locations, and converted 26 stores to 24-hour operations,” said President and CEO Robert J. Myers. “Fiscal 2013 is going to be an exciting year for Casey’s as we continue to roll out these operational initiatives.”

Gasoline – The Company’s annual goal is to increase same-store gallons 1% with an average margin of 14.0 cents per gallon. For the first quarter, same-store gallons sold were down 0.2% with an average margin of 14.9 cents per gallon. “Gas margins are performing in-line with our expectations,” said Myers. “The excessively hot weather adversely impacted several areas of our business, including gasoline gallons sold.” Total gallons sold for the quarter were up 3.7% to 394.1 million gallons.

Grocery and Other Merchandise – Casey’s annual goal is to increase same-store sales 6.2% with an average margin of 32.7%. For the quarter, same store sales were up 2.6% with an average margin of 33.4%. Casey’s experienced a one-time gross profit benefit of approximately $3.5 million due to a change in the Illinois cigarette tax. “Customer traffic was impacted by the adverse weather mentioned above as well as a challenging cigarette market,” stated Myers. “Although cigarette sales are down, we are very pleased with the sales growth within the rest of the category, especially beer and beverages.” Total sales for the quarter were $386.1 million and gross profit rose 8.5% to $128.8 million.

Prepared Food & Fountain – The goal for fiscal 2013 is to increase same-store sales 11% with an average margin of 61.1%. For the first quarter, same store sales were up 10.6% with an average margin of 63.5%. “Prepared food sales continue to benefit from the operational initiatives mentioned above and should improve throughout the year as we add those initiatives to more stores,” said Myers. “The margin benefited from reduced commodity costs, especially cheese and coffee.” Total sales for the category were up 15.2% to $142.7 million, and gross profit increased over 19.4% to $90.6 million.

Operating Expenses – For the first quarter, operating expenses were $189.4 million compared to $171.4 million for the first quarter a year ago, up 10.5%. “Lower retail fuel prices helped keep credit card fees and fuel expense relatively flat,” stated Myers. “Wages were up 12% primarily due to the increase in the number of stores operating 24 hours, pizza delivery, and operating 33 more stores than a year ago.”

Expansion – The Company’s annual goal is to increase the number of stores 4-6%. The Company opened 1 new store construction and 3 replacement stores. There were no acquired stores opened during the quarter. “Although it was a relatively quiet quarter we still expect to meet this goal by the end of the fiscal year,” said Myers. The Company currently has 18 new stores under construction and 27 stores under written agreement to purchase.

Dividend – At its September meeting, the Board of Directors declared a quarterly dividend of $0.165 per share. The dividend is payable November 15, 2012 to shareholders of record on November 1, 2012.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Comprehensive Income (Dollars in thousands, except share and per share amounts) (Unaudited)

	Three months ended July 31,
	2012	2011
Total revenue	$1,868,302	$1,873,832
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,581,328	1,607,050

Gross profit	286,974	266,782
Operating expenses	189,399	171,416
Depreciation and amortization	26,536	22,895
Interest, net	8,904	8,934

Income before income taxes	62,135	63,537
Federal and state income taxes	23,104	24,146

Net income	$39,031	$39,391

Net and Comprehensive Income

Basic	$1.02	$1.04

Diluted	$1.01	$1.03

Basic weighted average shares outstanding	38,224,608	38,024,376
Plus effect of stock options	345,690	307,838

Diluted weighted average shares outstanding	38,570,298	38,332,214

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	July 31,	April 30,
	2012	2012
Assets
Current assets
Cash and cash equivalents	$89,636	$55,919
Receivables	21,254	21,700
Inventories	178,546	170,794
Prepaid expenses	2,637	1,298
Deferred income taxes	13,934	13,143
Income taxes receivable	—	16,424

Total current assets	306,007	279,278

Other assets, net of amortization	13,114	12,403
Goodwill	104,385	104,385
Property and equipment, net of accumulated depreciation of $883,372 at
July 31, 2012, and of $860,998 at April 30, 2012	1,421,928	1,378,749

Total assets	$1,845,434	$1,774,815

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$10,740	$10,737
Accounts payable	219,944	211,165
Accrued expenses	98,346	84,739
Income taxes payable	2,997	—

Total current liabilities	332,027	306,641

Long-term debt, net of current maturities	667,745	667,930
Deferred income taxes	265,933	260,405
Deferred compensation	14,797	14,698
Other long-term liabilities	20,187	19,100

Total liabilities	1,300,689	1,268,774

Total shareholders’ equity	544,745	506,041

Total liabilities and shareholders’ equity	$1,845,434	$1,774,815

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Three months ended 7/31/12	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$1,330,670	$386,129	$142,709	$8,794	$1,868,302
Gross profit	$58,795	$128,834	$90,565	$8,780	$286,974
Margin	4.4%	33.4%	63.5%	99.8%	15.4%

Gasoline gallons	394,055

Three months ended 7/31/11
Sales	$1,377,914	$365,171	$123,843	$6,904	$1,873,832
Gross profit	$65,320	$118,729	$75,843	$6,890	$266,782
Margin	4.7%	32.5%	61.2%	99.8%	14.2%

Gasoline gallons	380,096

Gasoline Gallons

Same-store Sales Growth

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2013	-0.2%
F2012	-2.7	-2.9%	-2.4%	2.5%	-1.5%
F2011	1.5	3.6	3.5	-1.9	1.6

Grocery & Other Merchandise

Same-store Sales Growth

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2013	2.6%
F2012	6.2	5.8%	6.3%	8.5%	6.7%
F2011	2.0	6.9	5.8	4.8	4.6

Prepared Food & Fountain

Same-store Sales Growth

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2013	10.6%
F2012	15.3	14.2%	12.6%	16.8%	14.3%
F2011	2.4	7.2%	10.5	11.8	7.7

Gasoline Margin

(Cents per gallon, excluding credit card fees)

									Fiscal
	Q1		Q2		Q3		Q4		Year
F2013	14.9	¢
F2012	17.2		16.7	¢	13.6	¢	13.7	¢	15.3	¢
F2011	16.4		14.9		13.9		15.6		15.2

Grocery & Other Merchandise

Margin

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2013	33.4%
F2012	32.5	32.5%	31.8%	33.0%	32.5%
F2011	32.8	32.9	30.9	32.1	32.2

Prepared Food & Fountain

Margin

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2013	63.5%
F2012	61.2	59.5%	61.2%	60.8%	60.7%
F2011	63.8	62.7	62.1	60.2	62.2

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on September 11, 2012. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the

Investor Relations section of our Web site and will be available in an archived format.